Exhibit 4.245

NOTE PURCHASE AGREEMENT
(3.21% RENTAL CAR ASSET BACKED NOTES, SERIES 2011-2)

among

RENTAL CAR FINANCE CORP.,
as Seller,

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.,
as Master Servicer,

WELLS FARGO BANK, N.A.,
as Initial Note Purchaser,

and

THE NOTE PURCHASERS FROM TIME TO TIME PARTY HERETO

dated as of October 26, 2011

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS	2

Section 1.01	Certain Defined Terms	2
Section 1.02	Other Definitional Provisions	4

ARTICLE II. INCREASED COSTS; FUNDING LOSSES; AND TAXES	5

Section 2.01	Increased Capital Costs	5
Section 2.02	Increased or Reduced Costs, etc.	5
Section 2.03	Taxes	6
Section 2.04	Indenture Carrying Charges	7
Section 2.05	Redemption for Increased Costs or Taxes.	7

ARTICLE III. CLOSING	7

Section 3.01	Purchase, Sale and Delivery	7
Section 3.02	Closing	8
Section 3.03	Transactions Effected at the Closing	8

ARTICLE IV. CONDITIONS PRECEDENT	8

Section 4.01	Conditions Precedent to the Closing	8

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF RCFC	11

Section 5.01	Related Documents	11
Section 5.02	Authority, etc.	11
Section 5.03	Series 2011-2 Notes	11
Section 5.04	Litigation	12
Section 5.05	The Group VIII Collateral	12
Section 5.06	Taxes, etc.	12
Section 5.07	Authorization	12
Section 5.08	Financial Condition of RCFC	12
Section 5.09	Securities Act	12
Section 5.10	Investment Company Act	12
Section 5.11	Full Disclosure	12
Section 5.12	Amortization Events	13
Section 5.13	Related Documents	13

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF DTAG	13

Section 6.01	Master Lease	13
Section 6.02	Authority, etc.	13
Section 6.03	Litigation	14
Section 6.04	Taxes, etc.	14
Section 6.05	Financial Condition of DTAG	14
Section 6.06	Full Disclosure	14

i

Section 6.07	Financial Statements	15

ARTICLE VII. REPRESENTATIONS, WARRANTIES AND COVENANTS WITH RESPECT TO THE NOTE PURCHASERS	15

Section 7.01	Securities Act	15

ARTICLE VIII. COVENANTS OF RCFC AND DTAG	16

Section 8.01	Access to Information	16
Section 8.02	Security Interests; Further Assurances	17
Section 8.03	Covenants	17
Section 8.04	Amendments.	17
Section 8.05	Information from DTAG	18
Section 8.06	Principal Office	18
Section 8.07	Cash Audits	18
Section 8.08	Margin Stock	18
Section 8.09	Back-up Disposition Agent Agreement	19
Section 8.10	Independent Directors	19
Section 8.11	Fleet Report	19
Section 8.12	Monthly Vehicle Statements	19
Section 8.13	Weekly Vehicle Statements	19
Section 8.14	Demand Note	19
Section 8.15	Title Audit	19
Section 8.16	Non-Program Vehicle Report	20
Section 8.17	Rating of Series 2011-2 Notes	20

ARTICLE IX. ADDITIONAL COVENANTS	20

Section 9.01	Legal Conditions to Closing	20
Section 9.02	Expenses	20
Section 9.03	Consents, etc.	20
Section 9.04	Third-Party Market Value	20

ARTICLE X. INDEMNIFICATION	21

Section 10.01	Indemnification.	21
Section 10.02	Procedure	22
Section 10.03	Defense of Claims	22
Section 10.04	Costs, Expenses and Increased Costs under Agreement	22

ARTICLE XI. MISCELLANEOUS	23

Section 11.01	Amendments.	23
Section 11.02	Notices	23
Section 11.03	No Waiver; Remedies	24
Section 11.04	Binding Effect; Assignability	24
Section 11.05	GOVERNING LAW	25
Section 11.06	No Proceedings	25
Section 11.07	Execution in Counterparts	25

ii

Section 11.08	No Recourse	25
Section 11.09	Limited Recourse	26
Section 11.10	Term; Survival	26
Section 11.11	Tax Characterization	26
Section 11.12	Severability; Series 2011-2 Note Rate Limitation.	26
Section 11.13	Headings	27
Section 11.14	Submission to Jurisdiction	27
Section 11.15	Characterization as Related Document; Entire Agreement	27
Section 11.16	Confidentiality.	28

EXHIBIT A                          Form of Assignment and Assumption Agreement
EXHIBIT B                           Form of Master Termination Agreement

SCHEDULE I                        Addresses for Notice
SCHEDULE II                       Litigation Claims

iii

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT, dated as of October 26, 2011 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is made among RENTAL CAR FINANCE CORP., an Oklahoma corporation (“RCFC”), DOLLAR THRIFTY AUTOMOTIVE GROUP, INC., a Delaware corporation (“DTAG” or, in its capacity as master servicer under the Master Lease referred to below, the “Master Servicer”), WELLS FARGO BANK, N.A., a national banking association (the “Initial Note Purchaser”), and the other note purchasers from time to time party hereto (such note purchasers and the Initial Note Purchaser, collectively, the “Note Purchasers”).

BACKGROUND

1.           Contemporaneously with the execution and delivery of this Agreement, RCFC is entering into the Series 2011-2 Supplement, dated as of even date herewith (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the “Series 2011-2 Supplement”), between RCFC, as Issuer, and Deutsche Bank Trust Company Americas, a New York banking corporation, as the Trustee (in such capacity, together with its successors in trust in such capacity, the “Trustee”), to the Amended and Restated Base Indenture, dated as of February 14, 2007 (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the “Base Indenture” and, together with the Series 2011-2 Supplement, the “Series 2011-2 Indenture”), between RCFC and the Trustee.  RCFC previously entered into (a) the Master Motor Vehicle Lease and Servicing Agreement (Group VIII), dated as of July 28, 2011 (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the “Master Lease”), among RCFC, as lessor, the parties identified therein as the Lessees and Servicers, those additional Permitted Lessees from time to time becoming Lessees and Servicers thereunder, and DTAG, as Guarantor and Master Servicer, and (b) certain Related Documents (such term, as with the other capitalized terms used herein, shall have the meaning assigned thereto in Section 1.01 hereof) in connection with the Group VIII Collateral to which RCFC is a party.  Pursuant to the Series 2011-2 Supplement, RCFC will issue the 3.21% Rental Car Asset Backed Notes, Series 2011-2 (the “Series 2011-2 Notes”) in an aggregate principal amount of $400,000,000.

2.           RCFC wishes to issue the Series 2011-2 Notes in favor of the Initial Note Purchaser and to obtain the agreement of the Initial Note Purchaser to purchase the Series 2011-2 Notes.  Subject to the terms and conditions of this Agreement, the Initial Note Purchaser is willing to purchase the Series 2011-2 Notes.  DTAG has joined in this Agreement to confirm and make certain representations, warranties and covenants for the benefit of the Note Purchasers.

NOW THEREFORE, in consideration of the premises and of the agreements herein contained, and for due and adequate consideration, which the parties hereto hereby acknowledge, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01 Certain Defined Terms.  As used in this Agreement and unless the context requires a different meaning, capitalized terms used but not defined herein (including the preamble and the recitals hereto) shall have the meanings assigned to such terms in (i) the Series 2011-2 Supplement and (ii) the Definitions List attached to the Base Indenture as Schedule 1 thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of the Base Indenture, the “Definitions List”); provided, that if any capitalized term used but not defined herein has a meaning assigned to such term in the Series 2011-2 Supplement and the Definitions List, then the meaning assigned to such term in the Series 2011-2 Supplement shall apply herein.  All references to (i) any agreement shall include amendments, restatements, modifications and supplements thereto, (ii) any applicable law or specific provision thereof shall include amendments, supplements and successors thereto, and (iii) any Person shall include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities, in each case except as otherwise provided herein.

In addition, the following terms shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural form of such terms and to the masculine as well as the feminine and neuter genders of such terms:

“Additional Amounts” means all amounts owed by RCFC, without duplication, pursuant to Sections 2.01, 2.02 and 2.03 and Article X hereof.

“Applicable Indemnifying Party” has the meaning specified in Section 10.02 hereof.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A.

“Base Indenture” has the meaning set forth in the recitals hereto.

“Change in Law” means (a) any law, rule or regulation or any change therein or in the interpretation or application thereof (whether or not having the force of law), in each case adopted, issued or occurring after the Series 2011-2 Closing Date or (b) any request, guideline or directive (whether or not have the force of law) from any Governmental Authority or any arbitrator or any accounting board or authority (whether or not part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic (each an “Official Body”) charged with the administration, interpretation or application thereof, made, issued or occurring after the Series 2011-2 Closing Date.

“Closing” has the meaning specified in Section 3.02 hereof.

“Commission” has the meaning specified in Section 7.01 hereof.

“Confidential Information” means information that RCFC, DTAG or the applicable Lessee furnishes to any Note Purchaser (or its agents or representatives), but does not include any such information (i) that is or becomes generally available to the public other than as a result of a disclosure by such Note Purchaser or other Person to which such Note Purchaser delivered such information, (ii) that was in the possession of such Note Purchaser prior to its being furnished to such Note Purchaser by RCFC, DTAG or the applicable Lessee or (iii) that is or becomes available to a Note Purchaser from a source other than RCFC, DTAG or the applicable Lessee; provided, that with respect to clauses (ii) and (iii) such source is not (1) bound by a confidentiality agreement with RCFC, DTAG or the applicable Lessee, as the case may be, or (2) otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

“Controlling Noteholder” has the meaning set forth in the Series 2011-2 Supplement.

“DTAG” has the meaning set forth in the preamble hereto.

“Flooring Audit” has the meaning set forth in Section 8.01(c) hereof.

“Governmental Actions” means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.

“Governmental Authority” means any Federal, state, local or foreign court or governmental department, commission, board, bureau, agency, authority, instrumentality or other administrative or regulatory body.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Indemnified Party” means any Note Purchaser or any of its officers, directors, employees, agents, representatives or Affiliates.

“Ineligible Assignee/Participant” means any Person, including such Person’s Affiliates or franchisees, that is directly or indirectly engaged in the vehicle rental industry; provided, that, for the avoidance of doubt, a person that provides financing to a Person engaged in the vehicle rental industry shall not be considered to be directly or indirectly engaged in the vehicle rental industry as a result of such financing for purposes of this definition.

“Initial Note Purchaser” has the meaning set forth in the preamble hereto.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

“Master Lease” has the meaning set forth in the recitals hereto.

“Master Servicer” has the meaning set forth in the preamble hereto.

“Note Purchasers” has the meaning set forth in the preamble hereto.

“RCFC” has the meaning set forth in the preamble hereto.

“Series 2010-2 Note Purchase Agreement” means the Note Purchase Agreement in respect of Rental Car Asset Backed Variable Funding Notes, Series 2010-2 (as amended, supplemented, restated or otherwise modified through the date hereof) dated as of June 17, 2010 among RCFC, as Seller, DTAG, as Master Servicer, Wells Fargo Bank, N.A., as Initial Note Purchaser and the Note Purchasers from time to time party thereto.

“Series 2010-2 Supplement” means the Series 2010-2 Supplement (as amended, supplemented, restated or otherwise modified through the date hereof) dated as of June 17, 2010 between RCFC, as Issuer and Deutsche Bank Trust Company Americas, as Trustee to the Base Indenture.

“Series 2011-2 Indenture” has the meaning set forth in the recitals hereto.

“Series 2011-2 Notes” has the meaning set forth in the recitals hereto.

“Series 2011-2 Supplement” has the meaning set forth in the recitals hereto.

“Series Documents” means the Series 2011-2 Indenture, the Master Collateral Agency Agreement (to the extent relating to Group VIII Collateral), this Agreement, the Master Lease and any other Related Document.

“Servicer Audit Report” means a report by a firm of certified public accountants indicating that such firm has examined the most recently delivered Monthly Noteholders’ Statement and expressing such firm’s opinion that (a) the data reported, and calculations set forth, in such Monthly Noteholders’ Statement are the data required to be reported, and the calculations required to be made, in accordance with the terms of the Series 2011-2 Supplement and the other Related Documents and (b) the data reported in such Monthly Noteholders’ Statement accurately reflects the data contained in the Master Servicer’s systems and other applicable source records.

“Third Party Claim” has the meaning specified in Section 10.02 hereof.

“Trustee” has the meaning set forth in the recitals hereto.

Section 1.02 Other Definitional Provisions.

(a) As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.01, and accounting terms partially defined in Section 1.01 to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles.  To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained herein shall control.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, the Schedules and Exhibits in or to this Agreement unless otherwise specified.

ARTICLE II.
INCREASED COSTS; FUNDING LOSSES; AND TAXES

Section 2.01 Increased Capital Costs.

(a) If any Change in Law affects or would affect the amount of capital required or reasonably expected to be maintained by a Note Purchaser or any Person controlling a Note Purchaser and such Note Purchaser reasonably determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of ownership of the Series 2011-2 Notes is reduced to a level below that which such Note Purchaser or such controlling Person would have achieved but for the occurrence of any such circumstance, then, in any such case after notice from time to time by such Note Purchaser to RCFC, RCFC shall in accordance with the Series 2011-2 Indenture and Section 2.04 hereof pay to such Note Purchaser such additional amount or amounts sufficient to compensate such Note Purchaser or such controlling Person for such reduction in rate of return.  In determining such additional amount, such Note Purchaser may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable so long as it applies such method to other similar transactions.

(b) Any demand for payment of increased costs pursuant to Section 2.01(a) shall include a certificate setting forth in reasonable detail the computation of such increased costs and specifying the basis therefor and such other information as may be reasonably requested by RCFC.  In the absence of manifest error, such certificate shall be conclusive and binding for all purposes.  Each Note Purchaser shall use reasonable efforts to mitigate the effect upon RCFC of any such increased costs or capital requirements; provided, that it shall not be obligated to take any action that it determines would be disadvantageous to it or inconsistent with its policies.

Section 2.02 Increased or Reduced Costs, etc.  RCFC agrees to reimburse each Note Purchaser for any increase in the cost of, or any reduction in the amount of any sum receivable by such Note Purchaser, including reductions in the rate of return on such Note Purchaser’s capital, in respect of the Series 2011-2 Notes that arise in connection with any Change in Law, except for any Changes in Law with respect to increased capital costs and except for any taxes that are governed by Sections 2.01 and 2.03, respectively.  Each such demand shall be provided to RCFC in writing and shall state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Note Purchaser for such increased cost or reduced amount or return.  Such additional amounts shall be payable by RCFC to the Note Purchaser in accordance with the Series 2011-2 Indenture and Section 2.04 hereof, and such notice shall, in the absence of manifest error, be conclusive and binding on RCFC.

Section 2.03 Taxes.  All payments by RCFC of principal of, and interest on, the Series 2011-2 Notes and all other amounts payable hereunder (including fees) to or on behalf of any Note Purchaser shall be made free and clear of and without deduction for any present or future income, excise, documentary, property, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding in the case of any Note Purchaser (w) net income, franchise or similar taxes (including branch profits taxes or alternative minimum tax) imposed or levied on the Note Purchaser as a result of a connection between the Note Purchaser and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Note Purchaser having executed, delivered or performed its obligations or received a payment under, or enforced by, this Agreement), (x) any United States backup withholding tax and (y) with respect to any Note Purchaser organized under the laws of a jurisdiction other than the United States (“Foreign Affected Person”), any withholding tax that is imposed on amounts payable to the Foreign Affected Person at the time the Foreign Affected Person becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Affected Person (or its assignor, if any) was already entitled, at the time of the designation of the new lending office (or assignment), to receive additional amounts from RCFC with respect to withholding tax (such non-excluded items being called “Taxes”).

Moreover, if any Taxes are directly asserted against any Note Purchaser with respect to any payment received by such Note Purchaser or its agent from RCFC, such Note Purchaser or its agent may pay such Taxes and RCFC will after receipt of written notice stating the amount of such Taxes pay in accordance with the Series 2011-2 Indenture and Section 2.04 hereof such additional amounts (including any penalties, interest or expenses) as are necessary in order that the net amount received by such Note Purchaser after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

If RCFC fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to a Note Purchaser or its agent the required receipts or other required documentary evidence, RCFC shall indemnify such Note Purchaser and its agent for any incremental Taxes, interest or penalties that may become payable by such Note Purchaser or its agent as a result of any such failure.  For purposes of this Section 2.03, any payment made by RCFC to an agent of a Note Purchaser shall be deemed a payment made by RCFC directly to such Note Purchaser.

Upon the request of RCFC, each Foreign Affected Person shall execute and deliver to RCFC, prior to the initial due date of any payments to it under the Series 2011-2 Notes and hereunder and to the extent permissible under then current law, and on or about the first scheduled payment date in each calendar year thereafter, one or more (as RCFC may reasonably request) United States Internal Revenue Service Forms W-8BEN, Forms W-8ECI or Forms W-9, or successor applicable forms, or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Foreign Affected Person is exempt from withholding or deduction of Taxes.  Each Foreign Affected Person shall (and shall cause other persons acting on its behalf to) take any action (including entering into any agreement with the Internal Revenue Service) and comply with any information gathering and reporting requirements, in each case, that are required to obtain the maximum available exemption from any U.S. federal withholding taxes that is available to payments received by or on behalf of such Foreign Affected Person.

RCFC shall not, however, be required to pay any increased amount under this Section 2.03 to any Note Purchaser that is organized under the laws of a jurisdiction other than the United States if such Note Purchaser fails to comply with the requirements set forth in this paragraph.

If a Note Purchaser determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.03, it shall pay over such refund to RCFC (but only to the extent of indemnity payments made, or additional amounts paid under this Section 2.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Note Purchaser and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that RCFC, upon the request of such Note Purchaser, agrees to repay (in accordance with the Series 2011-2 Indenture and Section 2.04 hereof) the amount paid over to RCFC (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Note Purchaser in the event such Note Purchaser is required to repay such refund to such Governmental Authority.  This Section 2.03 shall not be construed to require a Note Purchaser to make available its tax returns (or any other information relating to its taxes which it deems confidential) to RCFC or any other Person.

Section 2.04 Indenture Carrying Charges.  Notwithstanding anything to the contrary contained herein, any amounts payable by RCFC under Sections 2.01, 2.02, 2.03 and Article X shall constitute Carrying Charges within the meaning of the Series 2011-2 Supplement.  Except as otherwise expressly specified herein, any such amounts shall be payable by RCFC to the relevant Note Purchaser or Note Purchasers on the first Payment Date falling at least 20 days (or, solely in the case of amounts payable pursuant to Article X hereof, on the Payment Date falling in the next calendar month) after the date of RCFC’s receipt of the applicable notice or invoice provided in accordance with the terms hereof in respect of such amount.

Section 2.05 Redemption for Increased Costs or Taxes.  If any amounts become payable by RCFC to a Note Purchaser (or a Participant pursuant to Section 11.04(c)) under Sections 2.01, 2.02 or 2.03, the Series 2011-2 Notes held by such Note Purchaser (or in which such Participant has a participating interest) shall become subject to optional redemption, in whole but not in part, by RCFC at its option, upon notice to the Note Purchaser holding such Series 2011-2 Notes provided not less than three Business Days prior to the applicable Payment Date and otherwise in accordance with the procedures set forth in Section 5.3(b) and (c) of the Base Indenture, on the first, second or third Payment Date on or after each date on which RCFC receives a notice from the related Note Purchaser that any such amounts are payable.  The redemption price for any such Series 2011-2 Notes shall be as provided in Section 8.1 of the Series 2011-2 Supplement.

ARTICLE III.
CLOSING

Section 3.01 Purchase, Sale and Delivery.  On the basis of the representations, warranties and agreements in this Agreement, but subject to the terms and conditions in this Agreement, RCFC agrees to sell to the Initial Note Purchaser, and the Initial Note Purchaser agrees to purchase from RCFC, the Series 2011-2 Notes.  The Series 2011-2 Notes purchased by the Initial Note Purchaser will be initially registered in the name of Wells Fargo Bank, N.A.

Section 3.02 Closing.  The closing (the “Closing”) of the purchase and sale of the Initial Series 2011-2 Note shall take place at the offices of Latham & Watkins LLP in New York, New York on the Series 2011-2 Closing Date, or if the conditions to closing set forth in Article IV of this Agreement shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived, or at such other time, date and place as the parties shall agree upon.

Section 3.03 Transactions Effected at the Closing.  At the Closing (a) upon satisfying the conditions precedent set forth in Section 4.01, payment for the Series 2011-2 Notes shall be made by the Initial Note Purchaser on the Series 2011-2 Closing Date in Federal (same day) funds by wire transfer to an account previously designated to the Initial Note Purchaser by RCFC; and (b) RCFC shall instruct the Trustee to authenticate and deliver the Series 2011-2 Notes to the Initial Note Purchaser.

ARTICLE IV.
CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent to the Closing.  The obligation of the Initial Note Purchaser to purchase the Series 2011-2 Notes is subject to the satisfaction of the following conditions on or prior to the Series 2011-2 Closing Date (any or all of which may be waived by the Initial Note Purchaser in its sole discretion):

(a) Corporate Documents.  The Initial Note Purchaser shall have received copies of (i) the Certificate of Incorporation and By-Laws of RCFC, DTAG and DTG Operations, (ii) board of directors resolutions of RCFC, DTAG and DTG Operations with respect to the transactions contemplated by the Series Documents, and (iii) incumbency certificate of RCFC, DTAG and DTG Operations, each certified by appropriate corporate authorities.

(b) Opinions of Counsel to RCFC, DTAG and DTG Operations.  Counsel to RCFC, DTAG and DTG Operations shall have delivered to the Initial Note Purchaser favorable opinions, dated the date hereof and reasonably satisfactory in form and substance to the Initial Note Purchaser and its counsel, covering due authorization, enforceability, true lease and non-consolidation, perfection and priority matters, debt for tax and such other matters as the Initial Note Purchaser shall reasonably request.

(c) Opinion of Counsel to the Trustee.  Counsel to the Trustee shall have delivered to the Initial Note Purchaser a favorable opinion, dated the date hereof and reasonably satisfactory in form and substance to the Initial Note Purchaser and its counsel.

(d) Uniform Commercial Code Filings.  The Initial Note Purchaser shall have received Uniform Commercial Code financing statements, in proper form for filing, as may be necessary to perfect or evidence the assignment by RCFC to the Trustee of its interests in the Group VIII Collateral, the proceeds thereof and the security interests granted pursuant to the Series 2011-2 Indenture and the Master Collateral Agency Agreement.

(e) Documents.  The Initial Note Purchaser shall have received a duly executed Series 2011-2 Note in its name and a duly executed counterpart of each of the Series Documents and each and every document or certification delivered by any party pursuant to Section 2.2 of the Base Indenture or this Agreement, and each such document shall be in full force and effect.

(f) Approvals and Consents.  All Governmental Actions of all Governmental Authorities required to be obtained or made by RCFC, DTAG or DTG Operations with respect to the transactions contemplated by the Series Documents and the other documents related thereto shall have been obtained or made.

(g) Performance by RCFC, DTAG and DTG Operations.  All the terms, covenants, agreements and conditions of the Series Documents to which they are parties to be complied with and performed by RCFC, DTAG, DTG Operations and any other Permitted Lessee that is then a Lessee under the Master Lease on or before the Series 2011-2 Closing Date shall have been complied with and performed in all material respects.

(h) Representations and Warranties.  Each of the representations and warranties of RCFC, DTAG, DTG Operations and any other Permitted Lessee that is then a Lessee under the Master Lease made in the Series Documents to which they are parties shall be true and correct in all material respects as of the Series 2011-2 Closing Date (except to the extent they expressly relate to an earlier or later time).

(i) No Actions or Proceedings.  No action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation of, or to invalidate, the transactions contemplated by the Series Documents and the documents related thereto in any material respect.

(j) Credit Enhancement.  The sum of (i) the Series 2011-2 Letter of Credit Amount, (ii) the Series 2011-2 Cash Liquidity Amount and (iii) the Series 2011-2 Available Subordinated Amount shall be in an amount at least equal to the Series 2011-2 Minimum Enhancement Amount.

(k) Minimum Series 2011-2 Letter of Credit Amount.  The Series 2011-2 Letter of Credit Amount shall at least equal the Series 2011-2 Minimum Letter of Credit Amount.

(l) Opinion of Counsel to the Letter of Credit Provider. Counsel to the Series 2011-2 Letter of Credit Provider shall have delivered to the Initial Note Purchaser favorable opinions as to the validity and enforceability of the Series 2011-2 Letter of Credit as of the Series 2011-2 Closing Date.

(m) Reports.  The Initial Note Purchaser shall have received copies of the most recent Monthly Noteholders’ Statement provided to the Trustee pursuant to Section 5.4 of the Base Indenture and the most recent Monthly Vehicle Statement provided to RCFC pursuant to Section 24.4(f) of the Master Lease.

(n) Series Documents.  The Series Documents shall be in full force and effect and, as of the Series 2011-2 Closing Date, all conditions to the issuance of the Series 2011-2 Notes under Section 2.2 of the Base Indenture shall have been satisfied.

(o) Revolving Period; Amortization Events.  The Series 2011-2 Revolving Period shall not have ended, and with respect to any Group VIII Series of Notes no Amortization Event, Liquidation Event of Default, Limited Liquidation Event of Default or Potential Amortization Event, shall have occurred and be continuing or shall result from the issuance of the Series 2011-2 Notes.

(p) Maximum Percentages.  The percentage of Group VIII Vehicles (i) manufactured by each Eligible Manufacturer shall not exceed the Maximum Manufacturer Percentage of Vehicles set forth next to such Eligible Manufacturer’s name on Schedule 1 of the Series 2011-2 Supplement and (ii) constituting Program Vehicles shall not exceed the Maximum Program Percentage.

(q) Series 2010-2 Notes.  The “Series 2010-2 Invested Amount” (under and as defined in the Series 2010-2 Supplement) shall be zero and RCFC, DTAG, the Initial Note Purchaser and the other parties to the transaction documents in respect of the Series 2010-2 Notes shall have entered into a master termination agreement substantially in the form attached hereto as Exhibit B, providing that concurrent with and effective upon the purchase of the Series 2011-2 Notes by the Initial Note Purchaser on the Series 2011-2 Closing Date, (i) the “Series 2010-2 Maximum Invested Amount” and the “Note Purchaser Funding Limit” of each “Note Purchaser” (in each case, under and as defined in the Series 2010-2 Note Purchase Agreement or the Series 2010-2 Supplement, as applicable) shall irrevocably be reduced to zero, (ii) the Series 2010-2 Note Purchase Agreement, the Fee Letters (as defined in the Series 2010-2 Note Purchase Agreement) and the other transaction documents in respect of the Series 2010-2 Notes shall be terminated and (iii) all Series 2010-2 Notes shall be cancelled.

(r) Closing Certificate.  The Initial Note Purchaser shall have received a certificate or certificates signed by the President or any Vice President and a principal financial or accounting officer (which may be the same person) of each of RCFC and DTAG, dated the Series 2011-2 Closing Date, in which such officers shall state that, to the best of their knowledge: (i) each of the representations and warranties of RCFC, DTAG, DTG Operations and any other Permitted Lessee that is then a Lessee under the Master Lease made in the Series Documents to which they are parties shall be true and correct in all material respects as of the Series 2011-2 Closing Date (except to the extent they expressly relate to an earlier or later time); (ii) all the terms, covenants, agreements and conditions of the Series Documents to which they are parties to be complied with and performed by RCFC, DTAG, DTG Operations and any other Permitted Lessee that is then a Lessee under the Master Lease on or before the Series 2011-2 Closing Date shall have been complied with and performed in all material respects; and (iii) subsequent to June 30, 2011, there has not been any material adverse change in the general affairs, business, properties, key personnel, capitalization, condition (financial or otherwise) or results of operation of RCFC and DTAG, except as set forth in any filings made by DTAG with the U.S. Securities and Exchange Commission.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF RCFC

RCFC hereby makes the following representations and warranties to the Initial Note Purchaser, as of the Series 2011-2 Closing Date (except to the extent they expressly relate to an earlier or later time or expressly set forth in this Article V), and RCFC acknowledges and agrees that each Note Purchaser shall have relied on such representations and warranties in purchasing the Series 2011-2 Notes.

Section 5.01 Related Documents.  The representations and warranties of RCFC set forth in the Base Indenture and any other Related Document are true and correct in all material respects.

Section 5.02 Authority, etc.

(a) RCFC has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Oklahoma, with corporate power and authority to own its properties and to transact the business in which it is now engaged, and RCFC is duly qualified to do business and is in good standing (or is exempt from such requirements) in each State of the United States where the nature of its business requires it to be so qualified unless the failure to be so qualified and in good standing would not have a material adverse effect on the interests of the Note Purchasers.

(b) The issuance, sale, assignment and conveyance of the Series 2011-2 Notes, the performance of RCFC’s obligations under this Agreement and the other Series Documents to which it is a party and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than any Lien created by the Series Documents) upon any of the property or assets of RCFC pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which it is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of its Certificate of Incorporation or By-Laws or any Governmental Rule applicable to RCFC.

(c) No Governmental Action which has not been obtained or made by RCFC is required to be obtained or made by RCFC in connection with the execution and delivery of the Series 2011-2 Notes or any of the Series Documents to which it is a party by RCFC or the consummation by RCFC of the transactions contemplated hereby or thereby.

(d) Each of the Series Documents to which it is a party has been duly authorized, executed and delivered by RCFC, and is the valid and legally binding obligation of RCFC, enforceable against RCFC in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

Section 5.03 Series 2011-2 Notes.  The Series 2011-2 Notes have been duly and validly authorized by RCFC, and, when executed and authenticated in accordance with the terms of the Series 2011-2 Indenture, and delivered to and paid for in accordance with this Agreement, will be duly and validly issued and outstanding and will be entitled to the benefits of the Series 2011-2 Indenture.

Section 5.04 Litigation.  There is no pending or, to RCFC’s knowledge, threatened action, suit or proceeding by or against RCFC before any Governmental Authority or any arbitrator (i) with respect to the Group VIII Collateral, any Series Document, the Series 2011-2 Notes or any of the transactions contemplated herein or therein, or (ii) with respect to RCFC which, in the case of any such action, suit or proceeding with respect to RCFC, if adversely determined, would have a material adverse effect on the ability of RCFC to perform its obligations hereunder or thereunder.

Section 5.05 The Group VIII Collateral.  The Trustee or the Master Collateral Agent, as applicable, has a first priority perfected security interest in the Group VIII Collateral free and clear of all Liens, except for Liens permitted under Section 7.15 of the Base Indenture.

Section 5.06 Taxes, etc.  Any taxes, fees and other charges of Governmental Authorities applicable to RCFC, except for franchise or income taxes, in connection with the execution, delivery and performance by RCFC of the Series Documents to which it is a party or otherwise applicable to RCFC in connection with the transactions contemplated herein or therein have been paid or will be paid by RCFC on or prior to the Series 2011-2 Closing Date, to the extent then due.

Section 5.07 Authorization. RCFC has authorized the Trustee to authenticate and deliver the Series 2011-2 Notes to the Initial Note Purchaser.

Section 5.08 Financial Condition of RCFC.  RCFC is not insolvent or the subject of any voluntary or involuntary bankruptcy proceeding.

Section 5.09 Securities Act.  Assuming the accuracy of the representations of the Initial Note Purchaser set forth in Section 7.01 and compliance with the provisions of Section 7.01 and assuming there has been no general solicitation or general advertising within the meaning of the Securities Act, the offer and sale of the Series 2011-2 Notes by RCFC to the Initial Note Purchaser pursuant to and in the manner contemplated by this Agreement is a transaction exempt from the registration requirements of the Securities Act, and the Base Indenture is not required to be qualified under the Trust Indenture Act.

Section 5.10 Investment Company Act. RCFC is not an “investment company” or controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.11 Full Disclosure.  No written information furnished or to be furnished by RCFC or any of its agents or representatives to the Initial Note Purchaser for purposes of or in connection with this Agreement, including, without limitation, any information relating to the Group VIII Collateral is or shall be inaccurate in any material respect, or contains or shall contain any material misstatement of fact, or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading, in each case as of the date such information was or shall be stated or certified; provided, that with respect to any projections or forecasts heretofore or hereafter furnished by or on behalf of RCFC, RCFC represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared.

Section 5.12 Amortization Events.  No Amortization Event, Liquidation Event of Default, Limited Liquidation Event of Default or Potential Amortization Event has occurred and is continuing with respect to any Group VIII Series of Notes.

Section 5.13 Related Documents.  RCFC has furnished to the Initial Note Purchaser true, accurate and complete copies of all other Related Documents to which it is a party as of the Series 2011-2 Closing Date, all of which Related Documents are in full force and effect as of the Series 2011-2 Closing Date and reflect all amendments or modifications as of such date.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF DTAG

DTAG hereby makes the following representations and warranties to the Initial Note Purchaser as of the Series 2011-2 Closing Date (except to the extent they expressly relate to an earlier or later time or expressly set forth in this Article VI), and RCFC acknowledges and agrees that each Note Purchaser shall have relied on such representations and warranties in purchasing the Series 2011-2 Notes.

Section 6.01 Master Lease.  Each representation and warranty of DTAG set forth in the Master Lease and each other Related Document to which it is a party (including any representations and warranties made by it as Master Servicer) is true and correct in all material respects.

Section 6.02 Authority, etc.

(a) Each of DTAG, DTG Operations and any other Permitted Lessee that is then a Lessee under the Master Lease has been duly organized and is validly existing and in good standing as a corporation under the laws of the jurisdiction of its incorporation, with corporate power and authority to own its properties and to transact the business in which it is now engaged, and each of DTAG, DTG Operations and any such Permitted Lessee is duly qualified to do business and is in good standing (or is exempt from such requirements) in each State of the United States where the nature of its business requires it to be so qualified unless the failure to be so qualified and in good standing would not have a material adverse effect on the interests of the Initial Note Purchaser.

(b) The performance of the obligations of each of DTAG, DTG Operations and any other Permitted Lessee that is then a Lessee under the Master Lease under the Series Documents to which any of them is a party and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than any Lien created by the Series Documents) upon any of the property or assets of DTAG, DTG Operations or any such Permitted Lessee pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which it or any of its Affiliates is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of its Certificate of Incorporation or By-Laws or any Governmental Rule applicable to DTAG, DTG Operations or any such Permitted Lessee.

(c) No Governmental Action which has not been obtained or made by DTAG, DTG Operations or any other Permitted Lessee that is then a Lessee under the Master Lease is required to be obtained or made by DTAG, DTG Operations or any such Permitted Lessee in connection with any of the Series Documents to which any of them is a party.

(d) Each of the Series Documents to which any of them is a party has been duly authorized, executed and delivered by DTAG, DTG Operations or any other Permitted Lessee that is then a Lessee under the Master Lease, and is the valid and legally binding obligation of DTAG, DTG Operations or any such Permitted Lessee, as the case may be, enforceable against DTAG, DTG Operations or any such Permitted Lessee, as the case may be, in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

Section 6.03 Litigation.  Except as set forth in Schedule II hereto, there is no pending or, to the knowledge of DTAG, threatened action, suit or proceeding by or against DTAG, DTG Operations or any other Permitted Lessee that is then a Lessee under the Master Lease before any Governmental Authority or any arbitrator (i) with respect to any Series Document or any of the transactions contemplated herein or therein, or (ii) with respect to DTAG, DTG Operations or any such Permitted Lessee, which, in the case of any such action, suit or proceeding with respect to DTAG, DTG Operations or any such Permitted Lessee, if adversely determined, would have a material adverse effect on the ability of DTAG, DTG Operations or any such Permitted Lessee to perform its obligations hereunder or thereunder.

Section 6.04 Taxes, etc.  Any taxes, fees and other charges of Governmental Authorities applicable to DTAG, DTG Operations or any other Permitted Lessee that is then a Lessee under the Master Lease, except for franchise or income taxes, in connection with the execution, delivery and performance by DTAG, DTG Operations or any such Permitted Lessee of the Series Documents to which any of them is a party or otherwise applicable to DTAG, DTG Operations or any such Permitted Lessee in connection with the transactions contemplated herein or therein have been paid or will be paid by DTAG, DTG Operations or any such Permitted Lessee, as the case may be, at or prior to the Series 2011-2 Closing Date, to the extent then due.

Section 6.05 Financial Condition of DTAG.  None of DTAG, DTG Operations or any other Permitted Lessee that is then a Lessee under the Master Lease is insolvent or the subject of any insolvency proceeding.

Section 6.06 Full Disclosure.  No written information furnished or to be furnished by DTAG, DTG Operations or any other Permitted Lessee that is then a Lessee under the Master Lease or their respective agents or representatives to the Initial Note Purchaser for purposes of or in connection with the Series Documents is or shall be inaccurate in any material respect, or contains or shall contain any material misstatement of fact, or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading, in each case as of the date such information was or shall be stated or certified; provided that with respect to any projections or forecasts heretofore or hereafter furnished by or on behalf of DTAG, DTG Operations or any such Permitted Lessee, DTAG represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared.

Section 6.07 Financial Statements.  The audited consolidated balance sheet of Dollar Thrifty Automotive Group, Inc. and its Subsidiaries as of December 31, 2010 and the related statements of income, stockholders equity and cash flows for the year ending on such date (the “Financial Statements”), have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position of Dollar Thrifty Automotive Group, Inc. and its Subsidiaries as of the date thereof and the consolidated results of their operations for the periods covered thereby.

ARTICLE VII.
REPRESENTATIONS, WARRANTIES AND COVENANTS
WITH RESPECT TO THE NOTE PURCHASERS

Each Note Purchaser hereby makes the following representations, warranties and covenants to RCFC and DTAG, as of the Series 2011-2 Closing Date, in the case of the Initial Note Purchaser, or as of the date of the related Assignment and Assumption Agreement, in the case of each other Note Purchaser, and each Note Purchaser acknowledges and agrees that RCFC and DTAG shall have relied upon such representations, warranties and covenants in entering into this Agreement and in consummating the transactions contemplated by this Agreement (including the issuance of the Series 2011-2 Notes).

Section 7.01 Securities Act.  The Series 2011-2 Notes acquired by any Note Purchaser pursuant to this Agreement will be acquired for investment only and not with a view to any distribution, resale or other transfer thereof, except as contemplated by the next sentence.  No Note Purchaser shall sell or offer to sell or otherwise transfer its interest in any Series 2011-2 Note acquired by it, except (A) in accordance with the Series 2011-2 Indenture and this Agreement and (B) (i) to RCFC or (ii) in a transaction exempt from the registration requirements of the Securities Act and applicable state securities or “blue sky” laws, to a Person who such Note Purchaser reasonably believes is a qualified institutional buyer (within the meaning thereof in Rule 144A under the Securities Act) that is aware that the resale or other transfer is being made in reliance upon Rule 144A.  Each Note Purchaser acknowledges that it has no right to require RCFC to register under the Securities Act, or any other securities law, any Series 2011-2 Note to be acquired by any Note Purchaser pursuant to this Agreement.  Each Note Purchaser shall comply with all applicable federal and state securities laws in connection with any subsequent resale of the Series 2011-2 Notes.

Each Note Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Series 2011-2 Notes and each Note Purchaser is able to bear the economic risk of such investment.  Each Note Purchaser understands and acknowledges that an offering memorandum concerning the Series 2011-2 Notes is not being prepared and each Note Purchaser has reviewed the Base Indenture and other Series Documents (including the schedules and exhibits thereto) and has had the opportunity to perform due diligence with respect thereto and to ask questions of and receive answers from RCFC and its representatives concerning RCFC, the Group VIII Collateral, the Series Documents and the Series 2011-2 Notes.

Each Note Purchaser that is purchasing or has purchased, as applicable, Series 2011-2 Notes or an interest therein from RCFC is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.  Each Note Purchaser is a “qualified institutional buyer” within the meaning of Rule 144A promulgated by the Commission under the Securities Act.  Each Note Purchaser is purchasing the Series 2011-2 Notes for its own account for investment purposes only and not with a view to distribution, subject, nevertheless, to the understanding that the disposition of its property shall at all times be and remain within its control and be in accordance with the provisions of this Section 7.01.

Each Note Purchaser understands that the offering and sale of the Series 2011-2 Notes have not been and will not be registered under the Securities Act, and have not and will not be registered or qualified under any applicable “blue sky” or state securities law, and that the offering and sale of the Series 2011-2 Notes have not been reviewed by, passed on or submitted to the Commission or any other Governmental Authority.  Each Note Purchaser understands that the Series 2011-2 Notes will bear the legend set out in the form of Series 2011-2 Notes attached as Exhibit A to the Series 2011-2 Supplement and be subject to the restrictions on transfer described in such legend.

ARTICLE VIII.
COVENANTS OF RCFC AND DTAG

Section 8.01 Access to Information.

(a) So long as any Series 2011-2 Note remains outstanding, RCFC and DTAG will, at any time from time to time during regular business hours with reasonable advance notice to RCFC or DTAG, as the case may be, permit the Controlling Noteholder, or its agents or representatives, to access the offices of the Master Servicer, any Lessee, DTAG or RCFC (i) to examine, inspect, audit, make copies of and abstracts from all books and records and documentation (including, without limitation, the Monthly Noteholders’ Statements) relating to the Group VIII Collateral and to discuss the affairs, finances and accounts with their officers, directors, employees and independent public accountants and on such other terms as are provided to the Trustee under Section 7.8 of the Base Indenture, (ii) to visit the offices and properties of the Master Servicer, any Lessee, DTAG or RCFC for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to the Group VIII Collateral, or the administration and performance of the Series 2011-2 Indenture and the other Series Documents, with any of the officers or employees of the Master Servicer, any Lessee, DTAG and/or RCFC, as applicable, having knowledge of such matters, (iii) in connection with any Servicer Audit Report and the related examination as set forth in clause (b) below and (iv) in connection with any Flooring Audit and the related examination as set forth in clause (c) below.

(b) Upon reasonable advance notice to DTAG and RCFC, the Controlling Noteholder may, at its sole cost and expense, select a firm of independent certified public accountants, which firm shall be reasonably acceptable to DTAG and may be the accountants of DTAG, and cause such firm to audit the servicing of the Group VIII Collateral by the Master Servicer and the performance of the Group VIII Collateral and to deliver to the Note Purchasers a Servicer Audit Report

(in form reasonably acceptable to the Controlling Noteholder) twice per calendar year; provided, that after the occurrence and during the continuance of a Potential Amortization Event or an Amortization Event, such request for a Servicer Audit Report may be made at any time upon reasonable advance notice without limitation as to frequency and such Servicer Audit Reports shall be at RCFC’s sole cost and expense.

(c) Twice per calendar year, upon reasonable advance notice to DTAG and each Lessee, the Controlling Noteholder may, at its sole cost and expense, visit the offices, properties and/or selected rental locations of each Lessee for purposes of inspecting the Group VIII Vehicles at such offices, properties and/or rental locations (in each case, a “Flooring Audit”); provided, that after the occurrence and during the continuance of a Potential Amortization Event or an Amortization Event, such request for a Flooring Audit may be made at any time upon reasonable advance notice without limitation as to frequency and such Flooring Audits shall be at RCFC’s sole cost and expense.  In connection with each such Flooring Audit, DTAG shall provide the Controlling Noteholder with (i) a list of all Group VIII Vehicles at such offices, properties and/or rental locations and (ii) access to each such Group VIII Vehicle for purposes of a physical inspection (or, if at the time of such Flooring Audit, any Group VIII Vehicle is either rented by a customer or undergoing maintenance, access to the related rental agreement or maintenance agreement, respectively).

Section 8.02 Security Interests; Further Assurances.  RCFC and DTAG shall take all action necessary to maintain the Trustee’s first priority perfected security interest for the benefit of the Group VIII Noteholders in the Group VIII Collateral granted pursuant to Section 3.1 of the Base Indenture, Section 3.1 of the Series 2011-2 Supplement and Section 2.1 of the Master Collateral Agency Agreement.  RCFC and DTAG agree to take any and all acts and to execute any and all further instruments necessary or reasonably requested by the Controlling Noteholder, the Trustee or the Master Collateral Agent to more fully effect the purposes of this Agreement.

Section 8.03 Covenants.  RCFC and DTAG shall duly observe and perform, and cause the Lessees to duly observe and perform, each of their respective covenants set forth in the Series Documents to which they are parties.

Section 8.04 Amendments.

(a) Neither RCFC nor DTAG shall make, or permit the Lessees to make, except as contemplated by Section 3.2(a) of the Base Indenture with respect to the Master Lease or clauses (c) through (h) of Section 11.1 of the Base Indenture, any amendment, modification or change to, or provide any waiver under, any Series Document to which they are party (other than this Agreement or the Series 2011-2 Series Supplement) with respect to the Series 2011-2 Notes or the Group VIII Collateral or otherwise relating to or affecting the rights of the Series 2011-2 Noteholders or, except in respect of any increase or decrease in the stated amount thereof or as otherwise expressly contemplated under Section 4.16 of the Series 2011-2 Supplement, to the Series 2011-2 Letter of Credit, without the prior written consent of the Series 2011-2 Required Noteholders, which consent shall not be unreasonably withheld, conditioned or delayed; it being agreed, for the avoidance of doubt, that this Section 8.04(a) shall not apply to the issuance as contemplated in Section 11.1(a) of the Base Indenture of any new Series of Notes.

(b) RCFC shall not amend any of its organizational documents, including its Certificate of Incorporation, without the prior written consent of the Series 2011-2 Required Noteholders and otherwise in accordance with Section 7.22 of the Base Indenture.

Section 8.05 Information from DTAG.  So long as the Series 2011-2 Notes remain outstanding, DTAG shall furnish the following to the Controlling Noteholder:

(a) a copy of each certificate, opinion, report, statement, notice or other communication (other than investment instructions) relating to the Series 2011-2 Notes or the Group VIII Collateral or otherwise relating to or affecting the rights of the Series 2011-2 Noteholders which the Series Documents require to be furnished by or on behalf of DTAG or RCFC to the Trustee or the Rating Agencies under any Series Document, concurrently therewith, and promptly after receipt thereof, a copy of each notice, demand or other communication relating to the Series 2011-2 Notes or the Group VIII Collateral or otherwise relating to or affecting the rights of the Series 2011-2 Noteholders received by or on behalf of DTAG or RCFC under any Series Document;

(b) such other information (including financial information), documents, records or reports respecting the Group VIII Collateral, RCFC or the Master Servicer as the Controlling Noteholder may from time to time reasonably request; and

(c) promptly upon becoming aware of any Potential Amortization Event, Amortization Event, Potential Lease Event of Default or Lease Event of Default, written notice thereof.

Section 8.06 Principal Office.  RCFC shall not, nor shall RCFC or DTAG permit DTG Operations or any other Permitted Lessee that is then a Lessee under the Master Lease to, change the location of their respective principal office without 60 days prior notice to the Controlling Noteholder and otherwise in compliance with the Series Documents to which they are party.

Section 8.07 Cash Audits.  At any time and from time to time, following reasonable prior notice from the Controlling Noteholder, RCFC and DTAG shall cooperate with the Controlling Noteholder or its agents or representatives (including any independent public accounting firm or other third party auditors) in conducting a review of any 10 Business Days selected by the Controlling Noteholder (or its representatives or agents) and at the Controlling Noteholder’s sole cost and expense, confirming (i) the information contained in the Daily Report for each such day and (ii) that the Collections described in each such Daily Report for each such day were applied correctly in accordance with Article 4 of the Series 2011-2 Supplement (a “Cash Audit”); provided, that such Cash Audits shall be at RCFC’s sole cost and expense after the occurrence and during the continuance of an Amortization Event or Potential Amortization Event with respect to the Series 2011-2 Notes.

Section 8.08 Margin Stock.  RCFC and DTAG shall not permit (a) any part of the proceeds of the sale of the Series 2011-2 Notes to be (x) used to purchase or carry any Margin Stock or (y) loaned to others for the purpose of purchasing or carrying any Margin Stock or (b) any amounts owed with respect to the Series 2011-2 Notes to be secured, directly or indirectly, by any Margin Stock.

Section 8.09 Back-up Disposition Agent Agreement.  Neither RCFC nor DTAG shall amend the Back-Up Disposition Agent Agreement or the Back-up Servicing Agreement in a manner that materially adversely affects the Series 2011-2 Noteholders, as determined by the Series 2011-2 Required Noteholders in their sole discretion, without the prior written consent of the Series 2011-2 Required Noteholders.

Section 8.10 Independent Directors.  RCFC shall not (a) remove any independent director of RCFC, without (i) delivering an Officers’ Certificate to the Trustee certifying that the replacement independent director of RCFC satisfies the requirements of its Certificate of Incorporation or Bylaws and (ii) obtaining the prior written consent of the Series 2011-2 Required Noteholders (not to be unreasonably withheld, conditioned or delayed), in each case, no later than 10 Business Days prior to the effectiveness of such removal, or (b) replace any independent director of RCFC unless (i) it has obtained the prior written consent of the Series 2011-2 Required Noteholders (not to be unreasonably withheld, conditioned or delayed) or (ii) such replacement independent director is an officer, director or employee of an entity that provides, in the ordinary course of its business, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities and otherwise meets the requirements of its organizational documents.

Section 8.11 Fleet Report.  RCFC shall, within 45 days following the end of each calendar quarter, provide or cause to be provided to the Trustee and the Note Purchasers a report containing the information set forth in, and substantially in the form of, Exhibit C to the Master Collateral Agency Agreement (a “Fleet Report”).

Section 8.12 Monthly Vehicle Statements.  On each Reporting Date, promptly after the receipt thereof, RCFC shall furnish or cause to be furnished to the Note Purchasers the “Monthly Vehicle Statement” provided pursuant to Section 24.4(f) of the Master Lease.

Section 8.13 Weekly Vehicle Statements.  The Master Servicer, for so long as a Liquidation Event of Default or a Limited Liquidation Event of Default for any Series of Notes is continuing, upon request by the Controlling Noteholder, shall, within 2 Business Days following the end of each calendar week, furnish or cause to be furnished to the Note Purchasers a report (which may be on a diskette or other electronic medium) that contains the same data set forth in a “Monthly Vehicle Statement” provided pursuant to Section 24.4(f) of the Master Lease, but determined on a weekly basis.

Section 8.14 Demand Note.  RCFC shall not, without the prior written consent of the Series 2011-2 Required Noteholders, reduce the principal amount of the Demand Note below the principal amount thereof as of the Series 2011-2 Closing Date.

Section 8.15 Title Audit.  The Controlling Noteholder may, or may cause a nationally recognized firm of independent accountants to, at the Controlling Noteholder’s sole cost and expense, from time to time and with reasonable advance notice to the Master Servicer, perform certain agreed upon procedures on a statistical sample of the Certificates of Title of the Group VIII Vehicles designed to provide, to a certain specified confidence level, confirmation that such Vehicles are titled in the name of Rental Car Finance Corp. and the Certificates of Title indicate a first lien in the name of the Master Collateral Agent.

Section 8.16 Non-Program Vehicle Report.  Concurrently with the furnishing thereof to the recipients specified in the Master Lease, the Master Servicer shall furnish or cause to be furnished to the Controlling Noteholder the “Non-Program Vehicle Report” provided pursuant to Section 24.4(h) of the Master Lease.

Section 8.17 Rating of Series 2011-2 Notes.  At any time and from time to time after the Series 2011-2 Closing Date, following at least 30 days’ prior notice from the Controlling Noteholder, RCFC and DTAG shall provide reasonable cooperation to the Controlling Noteholder or its agents or representatives in obtaining a rating on the Series 2011-2 Notes from one or more nationally recognized statistical ratings organizations selected by the Controlling Noteholder by providing reasonable assistance with data and other information requests of the Controlling Noteholder or any such ratings organization in respect of RCFC, DTAG or the Group VIII Collateral; provided, that such data or other information requested has been customarily provided by RCFC or DTAG to rating organizations in the past and is in RCFC or DTAG’s possession or could be obtained and/or prepared by RCFC or DTAG without undue hardship or material expense; provided, further, that the cost and expense of obtaining any such rating shall be borne solely by the Controlling Noteholder.

ARTICLE IX.
ADDITIONAL COVENANTS

Section 9.01 Legal Conditions to Closing.  The parties hereto shall take all reasonable action necessary to obtain (and shall cooperate with one another in obtaining) any consent, authorization, permit, license, franchise, order or approval of, or any exemption by, any Governmental Authority or any other Person, required to be obtained or made by it in connection with the closing of the transactions contemplated by this Agreement.

Section 9.02 Expenses.  All costs and expenses (including reasonable fees and expenses of counsel to the Initial Note Purchaser) incurred in connection with the preparation, execution and delivery of this Agreement and the other Series Documents up to $150,000 (except such cap shall not apply to such fees and expenses of counsel to the Initial Note Purchaser) shall (as between RCFC and the Initial Note Purchaser) be paid by RCFC.

Section 9.03 Consents, etc.  Each Note Purchaser agrees not to unreasonably withhold, condition or delay its consent to any amendment or other matter requiring consent of the Series 2011-2 Noteholders under a provision of any Series Document to the extent that such provision specifies that such consent is not to be unreasonably withheld, conditioned or delayed.

Section 9.04 Third-Party Market Value.  The Controlling Noteholder agrees to comply with Section 8.9 of the Series 2011-2 Supplement.

ARTICLE X.
INDEMNIFICATION

Section 10.01 Indemnification.

(a) In consideration of the execution and delivery of this Agreement (or an Assignment and Assumption Agreement in connection herewith) by the Note Purchasers, RCFC hereby indemnifies and holds the Indemnified Parties harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and reasonable expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought and including, without limitation, any liability in connection with the offering and sale of the Series 2011-2 Notes), including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them (whether in prosecuting or defending against such actions, suits or claims) as a result of, or arising out of, or relating to:

(i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Series 2011-2 Notes; or

(ii) the entering into and performance of this Agreement and any other Series Document by any of the Indemnified Parties; or

(iii) any breach by RCFC of any representation, warranty or covenant in this Agreement, any other Series Document to which it is a party or in any certificate or other written material delivered pursuant hereto or thereto; in each case as such Indemnified Liabilities are incurred, payable promptly upon request.

(b) In consideration of the execution and delivery of this Agreement (or an Assignment and Assumption Agreement in connection herewith) by the Note Purchasers, DTAG hereby indemnifies and holds the Indemnified Parties harmless from and against any and all Indemnified Liabilities incurred by the Indemnified Parties or any of them (whether in prosecuting or defending against such actions, suits or claims) as a result of, or arising out of, or relating to any breach of any representation, warranty or covenant of DTAG in this Agreement, any Series Document to which it is a party or in any certificate or other written material delivered pursuant hereto, as such Indemnified Liabilities are incurred, payable promptly upon request.

(c) Notwithstanding the indemnities set forth in Section 10.01(a) and (b) above, in no event shall any Indemnified Party be entitled to any indemnity or claim with respect to actions, causes of action, suits, costs, expenses, liabilities, damages or losses (i) resulting from (A) the disposition price or market value of Group VIII Vehicles, (B) performance of the Group VIII Collateral securing the Series 2011-2 Notes or the value, performance, market fluctuations or similar market or investment risks associated with ownership of the Series 2011-2 Notes (including, without limitation, those associated with the pledge, transfer or assignment thereof), (ii) which are the subject of Sections 2.01, 2.02 or 2.03 hereof, or (ii) arising from such Indemnified Party’s own gross negligence, willful misconduct or such Indemnified Party’s breach of Article VII hereof or any transfer restrictions set forth in the Series 2011-2 Notes.

If and to the extent that the foregoing undertaking may be unenforceable for any reason, each of DTAG and RCFC hereby agrees to make the maximum contribution owed by it under this Section 10.01 to the payment and satisfaction of each of the Indemnified Liabilities owed by it under this Section 10.01 and which is permissible under applicable law.

Section 10.02 Procedure.  In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify DTAG or RCFC, as applicable (the “Applicable Indemnifying Party”), in writing of the Third Party Claim within a reasonable time after receipt by such Indemnified Party of written notice of the Third Party Claim unless the Applicable Indemnifying Party shall have previously obtained actual knowledge thereof.  Thereafter, the Indemnified Party shall deliver to the Applicable Indemnifying Party, within a reasonable time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

Section 10.03 Defense of Claims.  If a Third Party Claim is made against an Indemnified Party, (a) the Applicable Indemnifying Party will be entitled to participate in the defense thereof and, (b) if it so chooses, to assume the defense thereof with counsel selected by the Applicable Indemnifying Party, provided that in connection with such assumption such counsel is not reasonably objected to by the Indemnified Party.  Should the Applicable Indemnifying Party so elect to assume the defense of a Third Party Claim, the Applicable Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Applicable Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall (i) cooperate in all reasonable respects with the Applicable Indemnifying Party in connection with such defense and (ii) not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Applicable Indemnifying Party’s prior written consent, as the case may be.  If the Applicable Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense.  If the Applicable Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may defend the same in such manner as it may deem appropriate, including settling such claim or litigation with the prior written consent of the Applicable Indemnifying Party and upon any such settlement consented to by the Applicable Indemnifying Party, the Applicable Indemnifying Party will promptly reimburse the Indemnified Party therefor upon written request.  Notwithstanding anything contained in this Agreement to the contrary, no Applicable Indemnifying Party shall be entitled to assume the defense of any part of a Third Party Claim that seeks a temporary restraining order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party.

Section 10.04 Costs, Expenses and Increased Costs under Agreement

(a) RCFC shall be obligated to pay to each Note Purchaser as contemplated by Section 2.04, after receipt of a reasonably detailed written notice,

(i) all reasonable costs and expenses in connection with the preparation, execution and delivery of any requested amendments, waivers or consents relating to this Agreement or the other Series Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Note Purchasers, with respect thereto and with respect to advising the Note Purchasers as to their respective rights and remedies under this Agreement and the other documents delivered hereunder or in connection herewith and (ii) all costs and expenses, if any, in connection with the enforcement of this Agreement and the other documents delivered hereunder or in connection herewith.

(b) Subject to Section 11.09, RCFC shall remain obligated to pay to the applicable Note Purchasers in accordance with the Series 2011-2 Supplement, the amount of any Additional Amounts payable to them to the extent not paid when otherwise required on a Payment Date pursuant to Section 4.7 of the Series 2011-2 Supplement.

ARTICLE XI.
MISCELLANEOUS

Section 11.01 Amendments.  No amendment to or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Master Servicer, RCFC, and the Series 2011-2 Required Noteholders; provided, however, that any such amendment or waiver of any provision of this Agreement shall be subject to the consent of each Note Purchaser to the extent that the approval of such amendment or waiver requires the consent of each affected Noteholder under Section 11.2 of the Base Indenture.  Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  RCFC shall provide Standard & Poor’s Rating Services with written notice of any amendment to this Agreement if Standard & Poor’s Ratings Services is then rating any Series of Notes.

Section 11.02 Notices.

(a)           Any instruction, notice or communication provided for hereunder is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the other’s address set forth in Schedule I hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto.  All notices to the Trustee shall be made in accordance with Section 12.1 of the Base Indenture.

(b)           Any notice (i) given in person shall be deemed delivered on the date of delivery of such notice, (ii) given by first class mail shall be deemed given five (5) days after the date that such notice is mailed, (iii) delivered by telecopier shall be deemed given on the date of delivery of such notice, and (iv) delivered by overnight air courier shall be deemed delivered one Business Day after the date that such notice is delivered to such overnight courier.  In the case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made that is satisfactory to the Series 2011-2 Required Noteholders shall constitute a sufficient notification for every purpose hereunder.

(c)           Where this Agreement provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

Section 11.03 No Waiver; Remedies.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.04 Binding Effect; Assignability.  Subject to Sections 11.04(b) and 11.04(c), this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns (including any subsequent Holders of the Series 2011-2 Notes); provided, however, that neither RCFC nor DTAG shall have the right to assign its rights hereunder or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of the Note Purchasers; provided, that nothing herein shall prevent RCFC from assigning its rights to the Trustee under the Base Indenture and the Series 2011-2 Supplement.  Nothing expressed herein is intended or shall be construed to give any Person other than the Persons referred to in the preceding sentence any legal or equitable right, remedy or claim under or in respect of this Agreement.

(b) Any Note Purchaser may assign all or a portion of the Series 2011-2 Notes held by it, together with its related rights and obligations under this Agreement and any other Related Documents to one or more Persons in accordance with Section 7.01; provided, that a Note Purchaser shall not be permitted to assign any of its rights or obligations under this Agreement and the related Series 2011-2 Notes to any Ineligible Assignee/Participant; provided, further, that in no event shall there be more than ten Note Purchasers at any time.  The parties to each such permitted assignment shall execute and promptly deliver an Assignment and Assumption Agreement to RCFC.  From and after the effective date of such Assignment and Assumption Agreement, the assigning Note Purchaser shall be relieved of its rights and obligations hereunder to the extent so assigned.  Notwithstanding anything to the contrary contained herein, to the extent that any such assignment would, at the time of such assignment, result in increased costs under Sections 2.01, 2.02 or 2.03 from those being charged by the respective assigning Note Purchaser prior to such assignment, then RCFC shall not be obligated to pay such increased costs (although RCFC, in accordance with and pursuant to other provisions of this Agreement shall be obligated to pay any other increased costs of the type covered by any such Section resulting from changes after the date of the respective assignment).

(c) The Initial Note Purchaser may, in accordance with applicable law, at any time sell to one or more of its Affiliates (each, a “Participant”) participating interests in all or a portion of its rights and obligations under this Agreement and the Series 2011-2 Notes pursuant to documentation in form and substance satisfactory to the Initial Note Purchaser and the related Participant; provided, that the Initial Note Purchaser shall not be permitted to sell any participating interest in all or any portion of its rights or obligations under this Agreement and the related Series 2011-2 Notes to any Ineligible Assignee/Participant.  Notwithstanding any such sale by the Initial Note Purchaser of a participating interest to a Participant, (i)(x) such Initial Note Purchaser’s rights and obligations under this Agreement shall remain unchanged,

(y) such Initial Note Purchaser shall remain solely responsible for the performance thereof, and (z) RCFC and the other parties hereto shall continue to deal solely and directly with such Initial Note Purchaser in connection with this Agreement and (ii) the Initial Note Purchaser shall not sell any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement, the Base Indenture, the Series 2011-2 Supplement or any Related Document, except to the extent that the approval of such amendment, consent or waiver requires the consent of each affected Noteholder under Section 11.2 of the Base Indenture.  RCFC also agrees that each Participant shall be entitled to the benefits of Sections 2.01, 2.02 and 2.03 hereof; provided, however, that all amounts payable by RCFC to any such Participant shall be limited to the amounts which would have been payable to the Initial Note Purchaser selling such participating interest had such interest not been sold and, with respect to amounts due pursuant to Section 2.03, only to the extent such Participant shall have complied with the provisions of Section 2.03 as if such Participant were the Initial Note Purchaser.

Section 11.05 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 11.06 No Proceedings.  Each of the parties hereto hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of any Series 2011-2 Notes issued by RCFC pursuant to the Base Indenture, it will not institute against, or join with any other Person in instituting against, RCFC, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any Federal or state bankruptcy or similar law, all as more particularly set forth in Section 12.15 of the Base Indenture and subject to any retained rights set forth therein; provided, however, that nothing in this Section 11.06 shall constitute a waiver of any right to indemnification, reimbursement or other payment from RCFC pursuant to this Agreement or the Series 2011-2 Indenture.  If any party hereto takes action in violation of this Section 11.06, RCFC agrees that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by any such Person against RCFC or the commencement of such action and raise the defense that such Person has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.  The provisions of this Section 11.06 shall survive the termination of this Agreement.  Nothing contained herein shall preclude participation by any party hereto in assertion or defense of its claims in any such proceeding involving RCFC.

Section 11.07 Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 11.08 No Recourse.  The obligations of any Note Purchaser under this Agreement, or any other agreement, instrument, document or certificate executed and delivered by or issued by such Note Purchaser or any officer thereof are solely the corporate, partnership or limited liability company obligations of such Note Purchaser.

No recourse shall be had for payment of any fee or other obligation or claim arising out of or relating to this Agreement or any other agreement, instrument, document or certificate executed and delivered or issued by such Note Purchaser or any officer thereof in connection therewith, against any stockholder, limited partner, member, employee, officer, director or incorporator of such Note Purchaser.

Section 11.09 Limited Recourse.  The obligations of RCFC under this Agreement and the other Series Documents to which it is a party are solely the corporate obligations of RCFC.  No recourse shall be had for the payment of any fee or other obligation or claim arising out of or relating to this Agreement or the other Series Documents or any other agreement, instrument, document or certificate executed and delivered or issued by RCFC or by any stockholder, officer, director or employee thereof in connection herewith or therewith, against any stockholder, employee, officer or director of RCFC.  Notwithstanding anything herein to the contrary, each of the parties hereto agrees that amounts owed to them by RCFC under the Series Documents to which RCFC is a party shall be payable solely from amounts that become available for payment pursuant to the Series 2011-2 Indenture.

Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement, (i) RCFC shall have no liability for any obligation of DTAG or for any claim against DTAG, and (ii) DTAG shall have no liability for any obligation of RCFC or for any claim against RCFC.

Section 11.10 Term; Survival.

(a) This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms and shall remain in full force and effect until such time as all amounts payable with respect to the Series 2011-2 Notes shall have been paid in full, at which time this Agreement shall terminate except as otherwise provided in Section 11.10(b).

(b) All covenants and indemnification contained in Article X and Sections 11.06, 11.08 and 11.09 of this Agreement shall survive the sale, transfer or repayment of the Series 2011-2 Notes.

Section 11.11 Tax Characterization.  Each party to this Agreement (a) acknowledges that it is the intent of the parties to this Agreement that, for accounting purposes and for all federal, state and local income and franchise tax purposes, the Series 2011-2 Notes will be treated as evidence of indebtedness issued by RCFC, (b) agrees to treat the Series 2011-2 Notes for all such purposes as indebtedness and (c) agrees that the provisions of the Related Documents shall be construed to further these intentions.

Section 11.12 Severability; Series 2011-2 Note Rate Limitation.

(a) If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Series 2011-2 Notes.

(b) Notwithstanding anything in this Agreement, the other Series Documents or any Series 2011-2 Note to the contrary, if at any time the Series 2011-2 Note Rate with respect to a Series 2011-2 Note, together with all fees, charges and other amounts which are treated as interest on such Series 2011-2 Note, under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Series 2011-2 Noteholder in accordance with the terms of this Agreement, the other Series Documents or such Series 2011-2 Note, then the Series 2011-2 Note Rate, together with all Charges payable in respect of such Series 2011-2 Note, shall be limited to the Maximum Rate and, to the extent lawful, the Series 2011-2 Note Rate and Charges that would have been payable in respect of such Series 2011-2 Note, but were not payable as a result of the operation of this Section, shall be cumulated and such cumulated amounts shall be payable to the applicable Series 2011-2 Noteholder in later periods to the extent such payment would not cause the then current Series 2011-2 Note Rate and then current Charges together with such cumulated amounts to exceed the Maximum Rate until such cumulated amount shall have been received by such Series 2011-2 Noteholder.

Section 11.13 Headings.  The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 11.14 Submission to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, any other Series Document, any Series 2011-2 Note or the other documents executed and delivered in connection herewith or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address determined in accordance with Section 11.02; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

Section 11.15 Characterization as Related Document; Entire Agreement.  This Agreement shall be deemed to be a Related Document for all purposes of the Series 2011-2 Indenture and the other Related Documents.  This Agreement, together with the Series 2011-2 Indenture, the agreements delivered pursuant to Article IV and the other Related Documents, including the exhibits and schedules thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

Section 11.16 Confidentiality.

(a) Each Note Purchaser hereby agrees that neither it (nor its agents or representatives) shall disclose the terms and conditions of the Series Documents or any Confidential Information to any Person without the prior written consent of DTAG, RCFC and the applicable Lessee.  Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit any Note Purchaser from (i) disclosing any and all information that is or becomes publicly known through no fault of a Note Purchaser (including a breach of this Section 11.16), (ii) disclosure of any and all information (which makes reference to RCFC or this transaction) obtained by any Note Purchaser from sources (other than RCFC) that to the knowledge of such Note Purchaser are not subject to a confidentiality obligation with RCFC, DTAG or the applicable Lessee, as the case may be, (iii) disclosing any and all information (A) if required to do so by any applicable statute, law, rule or regulation or judicial process, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of a Note Purchaser’s business or that of its Affiliates, (C) pursuant to any subpoena (or similar legal process), civil investigative demand or similar demand or request of any court, administrative order or decree, governmental or regulatory authority or self-regulatory authority organization, arbitrator or arbitration to which any Note Purchaser or an Affiliate or an officer, director or employee thereof is a party, (D) to any other Note Purchaser, (E) to actual or prospective assignees and participants meeting the requirements of Sections 11.04(b) or 11.04(c), as applicable, who agree to be bound by the provisions of this Section 11.16(a), (F) to any Affiliate of such Note Purchaser and its officers, directors, employees, agents and advisors (including, without limitation, legal counsel and accountants) having a need to know the same, provided that such Note Purchaser advises such recipient of the confidential nature of the information being disclosed, (G) to any independent or internal auditor, agent, employee, attorney or professional advisor of such Note Purchaser having a need to know the same, provided that such Note Purchaser advises such recipient of the confidential nature of the information being disclosed, (H) in the course of litigation with DTAG, RCFC or the applicable Lessee or (I) to any Person to the extent such Note Purchaser reasonably determines such disclosure is necessary or appropriate in connection with the enforcement or for the defense of the rights and remedies under the Series 2011-2 Notes, the Series 2011-2 Indenture or any other Related Document or (iv) any other disclosure authorized by RCFC in advance in writing.

(b) Neither RCFC nor DTAG shall, nor shall RCFC or DTAG permit its Affiliates to, disclose, (x) the terms and conditions of this Agreement to anyone not a party hereto (other than a party or prospective party to a Permitted Change in Control Transaction) or (y) any other non-public information with respect to the Note Purchasers and their respective businesses obtained by RCFC, DTAG or their respective Affiliates in connection with the structuring, negotiating and execution of the transactions contemplated herein; provided, however, that RCFC, DTAG and their respective Affiliates may disclose this Agreement and such non-public information: (i) to their respective officers, directors, employees, agents, auditors, legal counsel and other advisers; (ii) if requested, to any Rating Agency which rates any Series of Notes issued under the Base Indenture;

(iii) as may be required by any law, rule or regulation; (iv) as may be required by any direction, request or order of any judicial, arbitral, administrative or regulatory authority or proceedings; and (v) to such Persons as may be approved in writing by the Series 2011-2 Required Noteholders.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duty authorized, as of the date first above written.

RENTAL CAR FINANCE CORP.

By:  _____________________________________
Name:
Title:

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

By:  _____________________________________
Name:
Title:

S-1

WELLS FARGO BANK, N.A., as the Initial Note
Purchaser

By:  _____________________________________
Name:
Title:

S-2

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [    ], is made among [] (the “Transferor”), each purchaser listed as an Acquiring Purchaser on the signature pages hereof (each, an “Acquiring Purchaser”) and Rental Car Finance Corp., an Oklahoma corporation (“RCFC”).

W I T N E S S E T H:

WHEREAS, this Assignment and Assumption Agreement is being executed and delivered in accordance with Section 11.04 of the Note Purchase Agreement, dated as of October 26, 2011 (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the “Series 2011-2 Note Purchase Agreement”; capitalized terms used but not defined herein have the meanings given therein), among RCFC, Dollar Thrifty Automotive Group, Inc., a Delaware corporation (“DTAG” or, in its capacity as master servicer under the Master Lease referred to below, the “Master Servicer”), the Initial Note Purchaser party thereto and the note purchasers from time to time party thereto;

WHEREAS, each Acquiring Purchaser (if it is not already an existing Note Purchaser) wishes to become a Note Purchaser party to the Series 2011-2 Note Purchase Agreement; and

WHEREAS, the Transferor is selling and assigning to each Acquiring Purchaser, its rights and obligations under the Series 2011-2 Note Purchase Agreement, the Series 2011-2 Notes and the other Related Documents;

NOW, THEREFORE, the parties hereto hereby agree as follows:

Upon the execution and delivery of this Assignment and Assumption Agreement by each Acquiring Purchaser, the Transferor and RCFC (the date of such execution and delivery, the “Transfer Date”), each Acquiring Purchaser shall be a Note Purchaser party to the Series 2011-2 Note Purchase Agreement for all purposes thereof.

The Transferor acknowledges receipt from each Acquiring Purchaser of an amount equal to the purchase price, as agreed between the Transferor and such Acquiring Purchaser, of the portion being purchased by such Acquiring Purchaser (such Acquiring Purchaser’s “Purchased Percentage”) of the Transferor’s rights and obligations under the Series 2011-2 Note Purchase Agreement, the Series 2011-2 Notes and the other Related Documents as set forth on Annex I hereto.  The Transferor hereby irrevocably sells, assigns and transfers to each Acquiring Purchaser, without recourse, representation or warranty except as provided herein, and each Acquiring Purchaser hereby irrevocably purchases, takes and assumes from the Transferor, such Acquiring Purchaser’s Purchased Percentage of the Transferor’s rights and obligations under the Series 2011-2 Note Purchase Agreement as set forth on Annex I hereto.

Exhibit A - 1

From and after the Transfer Date, amounts that would otherwise be payable to or for the account of the Transferor pursuant to the Series 2011-2 Supplement or the Series 2011-2 Note Purchase Agreement shall, instead, be payable to or for the account of the Transferor and/or the Acquiring Purchasers, as the case may be, in accordance with their respective interests as reflected in this Assignment and Assumption Agreement, whether such amounts have accrued prior to the Transfer Date or accrue subsequent to the Transfer Date.

Each of the parties to this Assignment and Assumption Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment and Assumption Agreement.

By executing and delivering this Assignment and Assumption Agreement, the Transferor and each Acquiring Purchaser confirm to and agree with each other and the Acquiring Purchasers as follows:  (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, the Transferor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Series 2011-2 Supplement or the Series 2011-2 Note Purchase Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Series 2011-2 Indenture, the Series 2011-2 Notes, the other Series Documents or any instrument or document furnished pursuant thereto; (ii) the Transferor makes no representation or warranty and assumes no responsibility with respect to the financial condition of RCFC or the performance or observance by RCFC of any of RCFC’s obligations under the Series 2011-2 Indenture, the other Series Documents or any other instrument or document furnished pursuant hereto; (iii) each Acquiring Purchaser confirms that it has received a copy of the Series 2011-2 Indenture, the Series 2011-2 Note Purchase Agreement and such other Series Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (iv) each Acquiring Purchaser will, independently and without reliance upon the Transferor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Series 2011-2 Note Purchase Agreement; and (v) each Acquiring Purchaser agrees for the benefit of the Transferor and RCFC that it will perform in accordance with its terms all of the obligations which by the terms of the Series 2011-2 Note Purchase Agreement are required to be performed by it as a Note Purchaser thereunder.  Each Acquiring Purchaser hereby represents and warrants to RCFC that the representations and warranties contained in Section 7.01 of the Series 2011-2 Note Purchase Agreement are true and correct with respect to such Acquiring Purchaser on and as of the date hereof and such Acquiring Purchaser shall be deemed to have made such representations and warranties contained in Section 7.01 of the Series 2011-2 Note Purchase Agreement on and as of the date hereof and shall comply with the covenants and agreements contained in Section 7.01 of the Series 2011-2 Note Purchase Agreement applicable to Note Purchasers.

Annex I hereto sets forth the portion of the Series 2011-2 Invested Amount of the Transferor and each Acquiring Purchaser (immediately prior to and after giving effect to the transfers effected hereby) as well as administrative information with respect to each Acquiring Purchaser.

Exhibit A - 2

This Assignment and Assumption Agreement and all matters arising under or in any manner relating to this Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law provisions (other than Section 5-1401 of the New York General Obligations Law), and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such law.

Exhibit A - 3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective duly authorized officers as of the date first set forth above.

[ ], as Transferor

By:______________________________
Title:

By:______________________________
Title:

[ ], as Acquiring Purchaser

By:______________________________
Title:

Exhibit A - 4

CONSENTED AND ACKNOWLEDGED:

RENTAL CAR FINANCE CORP.

By: _______________________________
Title:

Exhibit A - 5

ANNEX I
LIST OF ADDRESSES FOR NOTICES
AND PORTION OF
SERIES 2011-2 INVESTED AMOUNT

Purchased Percentage: [     ]

[TRANSFEROR]

Address:                      [           ]
Attention: [                      ]
Telephone: [                     ]
Facsimile: [                       ]

Prior portion of Series 2011-2 Invested Amount held:                                                                                                [______]

Revised portion of Series 2011-2 Invested Amount held:                                                                                          [______]

[ACQUIRING PURCHASER]

Address:                      [           ]
Attention: [                      ]
Telephone: [                    ]
Facsimile: [                       ]

Prior portion of Series 2011-2 Invested Amount held:                                                                                                [______]

Revised portion of Series 2011-2 Invested Amount held:                                                                                          [______]

Exhibit A - 6

EXHIBIT B

FORM OF MASTER TERMINATION AGREEMENT

Exhibit B - 1

SCHEDULE I

ADDRESSES FOR NOTICE

In the case of RCFC:

Rental Car Finance Corp.
5330 East 31st Street
Tulsa, Oklahoma 74135
Attention:  H. Clifford Buster III
Facsimile:  (918) 669-2970

In the case of the Master Servicer:

Dollar Thrifty Automotive Group, Inc.
5330 East 31st Street
Tulsa, Oklahoma 74135
Attention:  H. Clifford Buster III
Facsimile:  (918) 669-2970

In the case of the Initial Note Purchaser:

Wells Fargo Bank, N.A.
MAC U1803-011
102 W. Main Street, 1st Floor
Emmett, Idaho 83617-2936
Attention:  Barbara Nau, Vice President
Facsimile:  (208) 477-2105

with a copy to:

Wells Fargo Bank, Law Department
MAC A0194-263
45 Fremont Street, 26th Floor
San Francisco, CA 94105
Attention: Penny Shepherd

Schedule II - 2

SCHEDULE II

LITIGATION CLAIMS

None, other than those set forth in Dollar Thrifty Automotive Group, Inc.’s (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and (ii) Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011 and June 30, 2011.

Schedule II - 1